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EXHIBIT 99.1

Contact: Noam Saxonhouse, Investor Relations P. 703.526.5093
David Douglass, Corporate Communications P. 703.526.5252

FOR IMMEDIATE RELEASE

THE MILLS CORPORATION ACQUIRES GREAT MALL OF THE BAY AREA
Through Acquisitions and Development, REIT Nearly Doubles Portfolio since Nov. 2002

        Arlington, Va., (August 6, 2003)—The Mills Corporation (NYSE:MLS), the leading developer and operator of innovative retail and entertainment destinations, announced today that it has purchased the Great Mall of the Bay Area in Milpitas, Calif., from Swerdlow Real Estate Group through a partnership formed by Mills. The purchase price was $265.5 million before closing costs, providing a yield of approximately 8.6%.

        Great Mall is the largest value-oriented retail and entertainment property in Northern California, with 1.3 million square feet of gross leasable area (GLA). Opened as a retail center in 1994, it features a signature racetrack layout, themed neighborhoods, value-retail tenants and family entertainment venues.

        "Adding the Great Mall to our portfolio fits with our strategy of acquiring properties that we can enhance with a unique mix of retail and entertainment venues, and turn into market-dominant consumer destinations," said Laurence C. Siegel, Chairman and CEO of The Mills Corporation. "Once renovations are complete, we will re-brand the property as a "Mills" destination and integrate it into the Landmark Mills portion of our portfolio. Our experience in leasing and managing Landmark Mills centers makes us uniquely qualified to improve the performance of the Great Mall."

        Last renovated in fall 2002, the center has 11 anchors, including Off 5th – Saks Fifth Avenue Outlet, Old Navy, Burlington Coat Factory, Dave & Buster's and a 20-screen Century Theatres. Great Mall also features more than 200 specialty stores, including designer name outlets like BCBG Max Azria Outlet, Polo Jeans Factory Store, and St. John Knits Outlet.

        The center has average specialty tenant sales of $319 per square foot (2002) and currently is 86.4% occupied. The occupancy percentage excludes 60,000 square feet of expansion space, which currently is built out to a rough shell, and will be leaseable subject to the completion of certain infrastructure improvements. These improvements are expected to be completed by early 2004.

        "Great Mall has tremendous upside potential," said President of Operations James A. Napoli. "Our strong and extensive retail relationships and our world-class leasing team will enable us to unlock the full value of this property. This acquisition represents another opportunity for The Mills Corporation to leverage our existing leasing and management capabilities."

        Many of Great Mall's merchants have tenant relationships with other Mills properties. Eric Faires, Senior Vice President and Chief Real Estate Counsel for Saks Incorporated, commented, We are excited about extending our relationship with The Mills as the new owners of the Great Mall of the Bay Area. Mills has demonstrated its ability to create innovative consumer experiences and maximize the potential of properties like the Great Mall."

        Great Mall is located at the convergence of Interstates 660 and 880 and Highway 237 and U.S. 101 in Silicon Valley. The center is situated in an affluent, growing population sector near major markets where developable land is scarce. More than seven million people live within the extended trade area, which includes the San Francisco Bay Area CMSA. More than one million people, with a median household income of more than $70,000, live within 10 miles of the property. Approximately 18 million shoppers visit the center each year.

        "This acquisition provides us an entrée, on very good terms, into one of the best markets in the country," noted Chief Operating Officer Kenneth R. Parent. "The nearby Silicon Valley is emerging from its recent economic troubles and we feel it is on the verge of a strong comeback. Given the demographics of the area, this property could become one of our most successful centers."

        The retail mix will be enhanced with exciting new concepts, and the quality of finishes and designs in the themed neighborhoods will be brought up to the standard seen throughout Landmark Mills properties.

        Other changes, such as replacing the current programming on the video systems with Mills TV, will create opportunities to earn ancillary revenue from advertising and sponsorship arrangements.

        "Those improvements will greatly expand the center's existing trade area and draw from the millions of foreign and domestic tourists to the Bay Area," added Parent.

        The acquisition was partially funded through a new five-year, interest-only $175 million mortgage. The interest rate on the loan is fixed at 4.8%. The Company financed the balance of the acquisition cost through its recently announced $500 million credit facility.

        Great Mall becomes The Mills' fourth California property, joining Ontario Mills, The Block at Orange and the recently acquired Del Amo Fashion Center, all in the greater Los Angeles area.

        The acquisition is the latest action in The Mills Corporation's strategy of adding to its three complementary property types: Landmark Mills centers, 21st Century Retail and Entertainment centers and International properties. Since November 2002, the Company has increased, through development and acquisition, the number of its operating properties from 13 to 25 and its GLA from 19 million square feet to 32 million square feet. Among the new centers added to the portfolio is Madrid Xanadú, the largest pan-European retail and entertainment development and the first dominant European retail center to be opened by a U.S. real estate investment trust.

        The Mills Corporation is a self-managed real estate investment trust (REIT) based in Arlington, Virginia that owns, develops, leases, manages and markets a portfolio of 25 retail and entertainment destinations totaling approximately 32 million square feet. Currently, the Company has seven projects under construction or development around the world. The Company's Internet address is www.millscorp.com.

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Statements in this press release that are not historical may be deemed forward-looking statements within the meaning of the federal securities laws. Although The Mills Corporation believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can give no assurance that its expectations will be attained and it is possible that our actual results may differ materially from those indicated by these forward-looking statements due to a variety of risks and uncertainties. The Mills Corporation undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The reader is directed to the Company's various filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K for a discussion of such risks and uncertainties.

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THE MILLS CORPORATION ACQUIRES GREAT MALL OF THE BAY AREA Through Acquisitions and Development, REIT Nearly Doubles Portfolio since Nov. 2002